EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Among
MURATA ELECTRONICS NORTH AMERICA, INC.,
PJ FALCON ACQUISITION COMPANY, LIMITED
and
PEREGRINE SEMICONDUCTOR CORPORATION
Dated as of August 22, 2014

TABLE OF CONTENTS

1	Definitions		1

	1.1	Definitions	1

2	[RESERVED]		12

3	The Merger		12

	3.1	The Merger	12
	3.2	Effective Time; Closing	12
	3.3	Effect of the Merger	13
	3.4	Certificate of Incorporation; Bylaws	13
	3.5	Directors and Officers	13
	3.6	Conversion of Securities	13
	3.7	Company Stock Options; Company RSUs; ESPP	14
	3.8	Dissenting Shares	15
	3.9	Surrender of Company Shares; Stock Transfer Books	16
	3.10	Withholding Rights	18
	3.11	Additional Actions	18

4	Representations and Warranties of the Company		18

	4.1	Organization and Qualification; Company Subsidiaries	18
	4.2	Certificate of Incorporation and Bylaws	19
	4.3	Capitalization	19
	4.4	Authority Relative to this Agreement	21
	4.5	No Conflict; Required Filings and Consents	22
	4.6	Permits; Compliance	23
	4.7	SEC Filings; Financial Statements	24
	4.8	Absence of Certain Changes or Events	27
	4.9	Absence of Litigation	27
	4.10	Employee Benefit Plans	27
	4.11	Labor and Employment Matters	30
	4.12	Proxy Statement	32
	4.13	Property and Leases	33
	4.14	Intellectual Property	34
	4.15	Taxes	39
	4.16	Environmental Matters	40
	4.17	Material Contracts	41
	4.18	Insurance	44

i

	4.19	Brokers and Expenses	44
	4.20	Takeover Laws	44
	4.21	Customers and Suppliers	44
	4.22	Certain Business Practices	45
	4.23	Data Protection	45
	4.24	Systems and Information Technology	46
	4.25	Minute Books	46
	4.26	Export Control and Economic Sanctions Laws	46
	4.27	Government Contracts	47
	4.28	Affiliate Transactions	48
	4.29	Vote Required	48
	4.30	Opinion of Financial Advisor	48
	4.31	No Manufacture of Weapons	49

5	Representations and Warranties of Parent and Purchaser		49

	5.1	Corporate Organization	49
	5.2	Authority Relative to this Agreement	49
	5.3	No Conflict; Required Filings and Consents	49
	5.4	Financing	50
	5.5	Absence of Litigation	50
	5.6	Purchaser	51
	5.7	Ownership of Company Capital Stock	51
	5.8	Vote Required	51
	5.9	Proxy Statement	51

6	Conduct of Business Pending The Merger		51

	6.1	Conduct of the Business Pending the Merger	51
	6.2	No Control of the Company’s Business	55

7	Additional Agreements		55

	7.1	Stockholders’ Meeting	55
	7.2	Proxy Statement	56
	7.3	[Reserved]	57
	7.4	Access to Information; Confidentiality	57
	7.5	Solicitation of Transactions	58
	7.6	Employee Benefits Matters	62
	7.7	Directors’ and Officers’ Indemnification and Insurance	63
	7.8	Anti-Takeover Statutes	64
	7.9	Notification of Certain Matters	64

ii

	7.10	Litigation	65
	7.11	Consents and Approvals	65
	7.12	HSR Act Filing, International Antitrust Notifications and Other Governmental Approvals and Notices	66
	7.13	Rule 16b-3	68
	7.14	Delisting	69
	7.15	Further Assurances	69
	7.16	Public Announcements	69
	7.17	Obligations of Purchaser	69
	7.18	Transaction Expenses	70
	7.19	Other Operational Covenants	70

8	Conditions to the Merger		70

	8.1	Conditions to the Obligations of Each Party	70
	8.2	Conditions to the Obligations of Parent and Purchaser	70
	8.3	Conditions to the Obligations of the Company	71

9	Termination		72

	9.1	Termination	72
	9.2	Effect of Termination	74
	9.3	Fees and Expenses	74

10	General Provisions		76

	10.1	No Survival of Representations and Warranties	76
	10.2	Notices	76
	10.3	Severability	77
	10.4	Entire Agreement; Assignment	78
	10.5	Parties in Interest	78
	10.6	Enforcement	78
	10.7	Governing Law	78
	10.8	Waiver of Jury Trial	79
	10.9	General Interpretation	79
	10.10	Amendment	79
	10.11	Waiver	79
	10.12	Counterparts	80

iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 22, 2014 (this “Agreement”), among Murata Electronics North America, Inc., a Texas corporation (“Parent”), PJ Falcon Acquisition Company, Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Peregrine Semiconductor Corporation, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the boards of directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”) will thereupon be cancelled and converted into the right to receive cash in an amount equal to Twelve Dollars and Fifty Cents ($12.50) per Company Share (such amount, the “Per Share Amount”), without interest, on the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (iii) subject to the terms hereof, resolved and agreed to recommend that holders of Company Shares approve and adopt the Merger; and
WHEREAS, the boards of directors of Parent and Purchaser have each adopted and declared advisable this Agreement and the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

1.	Definitions.
1.1    Definitions. For purposes of this Agreement:
“Acquisition Proposal” means any proposal, offer or indication of interest from a Third Party (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Company or of any Company Subsidiary; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any Company Subsidiary; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company or any of the significant Company Subsidiaries, as a result of which the owners of the equity securities of the Company immediately prior to such event own less than 80% of the equity securities of the Company immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 6.1.
“Action” means litigation, suit, claim, charge, action, demand, complaint, citation, summons, subpoena, audit, hearing, inquiry, proceeding, arbitration or mediation of any nature, whether at law or in equity, by or before any Governmental Authority.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.
“business day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
“Cause” for termination of employment or service with respect to any individual shall have the meaning ascribed thereto in the individual’s offer letter, employment agreement, change in control severance agreement or similar agreement with the Company or any Company Subsidiary or, in the absence of any such agreement with a definition of Cause, “Cause” shall mean the individual’s: (a) conviction by, or entry of a plea of “guilty” or “nolo contendere” in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (b) misappropriation of funds or commission of an act of fraud upon the Company, the Surviving Corporation, Parent or an affiliate of Parent; (c) material negligence in the scope of his or her services to the Company, the Surviving Corporation, Parent or an affiliate of Parent; (d) material breach of a material provision of any written agreement with, or policy of, the Company, the Surviving Corporation, Parent or an affiliate of Parent, which breach, if curable, is not cured within fifteen (15) days following the individual’s receipt of written notice from the individual’s direct supervisor alleging such a breach and providing reasonable detail of the facts and circumstances justifying such allegation of breach; or (e) failure to cooperate in good faith with a governmental or internal investigation of the Company, the Surviving Corporation, Parent or an affiliate of Parent, or any of their respective directors, officers or employees, if the Company, the Surviving Corporation, Parent or an affiliate of Parent, as the case may be, has requested his or her cooperation.
“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company.
“CFIUS Approval” means (i) written determination from CFIUS to the effect that review or investigation of all of the transactions contemplated hereby has been concluded and that a determination has been made that there are no unresolved national security concerns, or (ii) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the transactions contemplated hereby to the President of the United States and the President of the United States makes a decision not to suspend or prohibit such transactions pursuant to his authorities under Exon-Florio Amendment, and, in either case, no requirements or conditions to mitigate any national security concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect to or otherwise have a right to use).
“Company Restricted Stock” means Company Common Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement, applicable Company Stock Plan, or other Contract with the Company.
“Company RSU” means an award under any of the Company Stock Plans that provides for payment at a future date of one or more shares of Company Common Stock or value derived therefrom, other than a Company Stock Option.
“Company Stock Plans” means each of the Company 1996 Stock Plan, as amended; the Company 2004 Stock Plan, as amended and restated; and the Company 2012 Equity Incentive Plan.
“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans.

“Company Warrant” means the warrant to purchase one or more shares of the Company’s Common Stock pursuant to the Warrant to Purchase Stock, dated June 18, 2003 to SVB Financial Group (as transferee of Silicon Valley Bank), as amended.
“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (a) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (b) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.
“Contract” means any legally binding contract, subcontract, agreement, arrangement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan, guarantee and any similar legally binding undertaking, commitment or pledge.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, partnership interests or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.
“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).
“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.
“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, CERCLA, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, §§49 U.S.C. App. 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2002/96/EC (Waste Electrical and Electronic Equipment Directive) and 2002/95/EC (Restriction on the Use of Hazardous Substances).
“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ESPP” means the Company’s 2012 Employee Stock Purchase Plan, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988.
“Expenses” means, with respect to any person, all reasonable and documented out-of-pocket fees, costs and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such person and its affiliates), incurred by such person or on behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or in connection with other regulatory approvals, and all other matters related to the Transactions.
“Good Reason” with respect to any individual shall have the meaning ascribed thereto or to a term of similar effect in the individual’s offer letter, employment agreement, change in control severance agreement or similar agreement with the Company or any Company Subsidiary or, in the absence of any such agreement with a definition of Good Reason or term of similar effect, “Good Reason” shall mean, if the individual is an employee of the Company or any Company Subsidiary, the individual’s resignation due to the occurrence of one of the following conditions, which occurs without the person’s written consent: (i) a reduction of at least 10% in the individual’s base salary in effect immediately prior to such reduction, or (ii) a relocation to a facility or a location more than thirty-five miles from the individual’s then-present location that materially increases his or her one-way commute and if the individual is not an employee of the Company or any Company Subsidiary, Good Reason shall be inapplicable to such individual. In order to resign for Good Reason, the individual must provide written notice to the Company, the Surviving Corporation, Parent or an affiliate of Parent, as the case may be, of the existence of the condition giving rise to Good Reason within 60 days of the initial existence of such condition unless otherwise provided for in any existing agreement set forth in Section 7.6(d) of the Disclosure Schedule that is the individual’s offer letter, employment agreement, change in control severance agreement or similar agreement with the Company or any Company Subsidiary, in which case such existing agreement shall govern. Upon receipt of such notice of the condition, the Company, the Surviving Corporation, Parent or an affiliate of Parent, as the case may be, will be provided with a period of 30 days during which it may remedy the condition. If the condition is not remedied within the period specified in the preceding sentence, the individual may resign as a result of such condition specified in the notice, provided that such resignation must occur within 90 days after the initial existence of such condition unless otherwise provided for in any existing agreement set forth in Section 7.6(d) of the Disclosure Schedule that is the individual’s offer letter, employment agreement, change in control severance agreement or similar agreement with the Company or any Company Subsidiary, in which case such existing agreement shall govern.
“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, arbitral body or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including stock exchanges).
“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law.
“Incentive Bonus Plan” means the Company’s Incentive Bonus Plan, adopted in 2012, as in operation for fiscal year 2014.
“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).
“Intellectual Property” means any and all (i) Patents; (ii) Copyrights; (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, trade names, service marks, service names, logos and design marks, trade dress, fictitious and other business names, brand names, collective membership marks, certification marks, slogans, and other forms of indicia of origin, whether or not registrable as a trademark in any given jurisdiction, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”) and (vi) confidential and proprietary information and other intangible materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret or otherwise qualifying as a trade secret under applicable Law) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, prototypes, models, processes, procedures, drawings, component lists, plans, proposals, technical data, and schematics, formulae, algorithms, procedures, processes, methods, techniques, know‑how, ideas, creations, inventions, invention disclosures inventor rights, discoveries, improvements (whether or not patentable and whether or not reduced to practice) (“Trade Secrets”).
“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; (vii) rights with respect to Databases, including registrations thereof and applications therefor; (viii) all claims and causes of action arising out of or related to any past, current or future infringement, misappropriation, interference or violation of any of the foregoing; and (ix) any rights equivalent or similar to any of the foregoing.
“knowledge of the Company” or similar phrases mean the actual knowledge of each of Jim Cable, Jay Biskupski, Dylan Kelly, Phil Chapman and Ron Reedy (provided, with respect to Ron Reedy, solely with respect to the representations and warranties set forth in Section 4.6 (Permits; Compliance), Section 4.9 (Absence of Litigation), Section 4.26 (Export Control and Economic Sanctions Laws) and Section 4.27 (Government Contracts) and the corresponding sections of the Disclosure Schedule) including in each case the knowledge that such person would have obtained in the reasonable conduct of his or her duties after familiarizing himself or herself with the terms and conditions of this Agreement (including Section 4) and the Disclosure Schedule. With respect to Intellectual Property and Intellectual Property Rights, the “reasonable conduct of his or her duties” does not require the Company or either of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any such individual.
“Lien” means any liens (statutory or otherwise), mortgages, encumbrances, pledges, security interests, options, deeds of trust, hypothecations, leases, subleases, licenses, claims, rights of first refusal, or other charges of any kind or nature whatsoever or transfer restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.
“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”), individually or when taken together with all other Effects, that is materially adverse to, or has had a material adverse effect on, the business, financial condition, assets, properties, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following Effects shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in the industry in which the Company operates; (ii) changes in the general economic or business conditions within the U.S. or other jurisdictions in which the Company has operations; (iii) general changes in the economy or financial markets of the U.S. or any other region outside of the U.S.; (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in GAAP or any change in Laws applicable to the operation of the business of the Company and the Company Subsidiaries; (vi) any Effect, including loss of customers or employees of the Company and the Company Subsidiaries, as a result of the announcement or pendency of the Transactions; (vii) any decline in the market price, or change in trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect; (viii) any actions taken, or failure to take any action, in each case, to which Parent or Purchaser has expressly approved, consented or requested or that is required or prohibited by this Agreement; and (ix) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure (but not the facts or circumstances underlying such litigation); provided, that an Effect described in any of clauses (i) to (iii) and (v) may be taken into account to the extent the Company and the Company Subsidiaries are disproportionately affected thereby relative to other peers of the Company and the Company Subsidiaries in the same industries in which the Company and the Company Subsidiaries operate.
“Murata” means Murata Manufacturing Co., Ltd.
“Open Source” means Software that is any: “open source,” “copyleft,” “free,” or other similar types of license terms or distribution models (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any licensed approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.
“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that Company or any Company Subsidiary claims or purports to own), including all Registered Company Intellectual Property set forth on Section 4.14(a) of the Disclosure Schedule.
“Owned Copyrights” means any and all Copyrights in the Owned Company Intellectual Property.
“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary.
“Representative” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.
“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.
“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iii) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“subsidiary” or “subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto, whether disputed or not, including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority of competent jurisdiction.
“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes.
“Termination Fee” shall mean an amount equal to $14,000,000.

“Third Party” means any person other than the Parent and its subsidiaries (including Purchaser) and the respective Representatives of Parent and its subsidiaries.
“U.S.” means United States of America.
“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter, and any modifications, improvements and derivative works of any of the foregoing.
The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2013 Balance Sheet	4.7(c)
Acquisition Agreement	7.5(b)
Agreement	Preamble
Antitrust Division	7.12(a)
Audited Company Financial Statements	4.7(b)
Book-Entry Shares	3.9(b)
Blue Sky Laws	4.5(b)
Certificate of Merger	3.2
Certificates	3.9(b)
CFIUS	4.5(b)
Change in Recommendation	7.5(b)
Code	3.10
Company	Preamble
Company Arrangements	4.10(a)
Company Board	Recitals
Company Board Recommendation	4.4(b)
Company Common Stock	Recitals
Company Financial Reports	4.7(b)
Company Intellectual Property Agreements	4.14(l)
Company Leased Real Property	4.13(c)
Company Leases	4.13(c)
Company Material Contracts	4.17(a)
Company Preferred Stock	4.3(a)
Company Products	4.14(p)
Company Related Parties	9.3(g)
Company Required Approvals	4.5(b)
Company Securities	4.3(c)
Company Shares	Recitals
Company Subsidiary	4.1(b)
Confidentiality Agreement	7.4(b)

Defined Term	Location of Definition
Contaminants	4.14(q)
D&O Insurance	7.7(b)
Delaware Courts	10.7
DGCL	Recitals
Disclosed Employer Arrangements	4.10(c)
Disclosure Schedule	Article 4
Dissenting Company Shares	3.8(a)
EEOC	4.11(b)
Effective Time	3.2
Eligible Plans	7.6(c)
Employee IP Agreement	4.14(g)
ERISA	4.10(a)
Exchange Fund	3.9(a)
Expense Cap	9.3(b)
FTC	7.12(a)
GAAP	4.7(b)
Government Official	4.22
Governmental Contracting Parties	7.4(a)
Grant Date	4.3(f)
HSR Act	4.5(b)
Indemnification Agreements	7.7(a)
IRS	4.10(a)
ITAR	4.5(b)
ITM Option	3.7(a)
Law	4.5(a)
Merger	Recitals
Merger Closing	3.2
Merger Closing Date	3.2
Merger Consideration	3.6(a)
Mitigation Measure	7.12(c)
Multiemployer Plan	4.10(b)
Multiple Employer Plan	4.10(b)
Notice Period	7.5(b)(iii)
Order	8.1(b)
Out-of-the-Money Option	3.7(b)
Outside Date	9.1(b)
Parent	Preamble
Parent Related Parties	9.3(g)
Paying Agent	3.9(a)
Per Share Amount	Recitals
Permits	4.6

Defined Term	Location of Definition
Plans	4.10(a)
Proxy Statement	4.12
Purchaser	Preamble
Required Stockholder Vote	4.29
RSU Consideration	3.7(c)
SEC Reports	4.7(a)
Securities Act	4.7(a)
SOX	4.7(a)
Stockholders’ Meeting	7.1(a)
Superior Proposal	7.5(a)(iii)
Surviving Corporation	3.1
Systems	4.24(a)
Transactions	4.4(b)
US Plans	4.10(a)

2.	[RESERVED].

3.	The Merger.
3.1    The Merger. Upon the terms and subject to the conditions set forth in Article 8, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Such merger shall be governed by Section 251 of the DGCL.
3.2    Effective Time; Closing. Upon the terms and conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place (a) at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, at 3570 Carmel Mountain Road, Suite 200, San Diego, California, as soon as reasonably practicable (but in no event later than the third (3rd) business day) after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Merger Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

3.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
3.4    Certificate of Incorporation; Bylaws.
(a)    The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable Law (subject to Section 7.7).
(b)    The Bylaws of the Company shall be the Bylaws of the Surviving Corporation, until duly amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation or by applicable Law (subject to Section 7.7).
3.5    Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and, except as determined by Parent or Purchaser prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
3.6    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:
(a)    Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 3.6(b) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Amount (the “Merger Consideration”) payable to the holder of such Company Share, upon surrender, in the manner provided in Section 3.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate for all purposes of this Article 3.
(b)    Each Company Share held in the treasury of the Company and each Company Share owned by Purchaser, Parent, Murata or any direct or indirect wholly owned subsidiary of Parent, Murata or the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(c)    Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
3.7    Company Stock Options; Company RSUs; ESPP.
(a)    By virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of Company Stock Options, each outstanding Company Stock Option, whether vested or unvested, that is not an Out-of-the-Money Option shall be cancelled at the Effective Time (such vested and unvested Company Stock Options, the “ITM Options”) and shall be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Amount over the applicable exercise price of such ITM Option by (y) the number of Company Shares subject to such ITM Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. Payments in respect of ITM Options to employees and former employees of the Company shall be remitted through the payroll system of the Company. Payments in respect of ITM Options to non-employees shall be remitted through the Company’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.
(b)    By virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of Company Stock Options, each Company Stock Option outstanding at the Effective Time (whether vested or unvested) that has an exercise price per share equal to or greater than the Per Share Amount (an “Out-of-the-Money Option”) shall be cancelled at the Effective Time for no consideration.
(c)    By virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or holders of Company RSUs, each Company RSU that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled and converted into the right to receive, an amount in cash equal to (x) the Per Share Amount multiplied by (y) the total number of shares of Company Common Stock subject to such Company RSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment (the “RSU Consideration”). The right to receive the RSU Consideration, or applicable portion thereof, by the holder of such right shall vest and become payable in accordance with the original vesting schedule of the corresponding Company RSU(s) to which the right relates so long as such holder remains in continuous employment or service with the Company, the Surviving Corporation, Parent or an affiliate of Parent through each applicable vesting date in accordance with the original vesting schedule applicable to each such Company RSU under the applicable equity plan award agreement and any other applicable Contract that is in effect on the date hereof; provided, that, in addition to any rights to accelerated vesting the holder of such a right would be entitled to receive pursuant to the existing terms of such award agreement or such Contract at any time following the date hereof, in the event the employment or other service of the holder of such a right is terminated during the one-year period commencing on the Effective Time either (i) by the Company, the Surviving Corporation, Parent or an affiliate of Parent, as the case may be, without Cause, or (ii) if applicable, by such holder’s resignation for Good Reason, the vesting of the right to receive the RSU Consideration held by such holder shall be fully accelerated at the time of such termination. In all events, the RSU Consideration, or applicable portion thereof, shall be paid within 15 days following the date(s) on which it has become vested. From and after the Effective Time, there shall be no outstanding Company RSUs, and the former holders thereof shall be entitled only to the payment of the RSU Consideration. Payments of the RSU Consideration for cancelled Company RSUs to employees of the Company shall be remitted through the payroll system of the Company, the Surviving Corporation, Parent or affiliate of Parent, as the case may be.
(d)    Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Plan describing the treatment of such award in accordance with this Section 3.7. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 3.7. In addition, the Company shall not commence any purchase periods under the ESPP following the date of this Agreement, and prior to the Effective Time, shall adopt (or cause there to be adopted) resolutions of the Board terminating the ESPP.
3.8    Dissenting Shares.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who are entitled to demand and shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration unless such stockholders fail to perfect, effectively withdraw or waive or otherwise lose the right to appraisal. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or waived or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.9.
(b)    The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, or waive any failure to timely deliver a written demand for appraisal or take any other action with respect to such demand, in respect of Dissenting Company Shares.
3.9    Surrender of Company Shares; Stock Transfer Books.
(a)    Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 3.6(a) in accordance with the terms of this Section 3.9. Promptly after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 3.6(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 3, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.
(b)    Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record of book-entry shares representing shares of Company Common Stock (the “Book-Entry Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.6(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancellation, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 3. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
(c)    The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or book entries, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by applicable law.
(d)    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Parent or one of its Affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or similar laws, as general creditors thereof) for payment of their claim for the Merger Consideration, without any interest thereon.
(e)    None of Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or book entry pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such Person’s compliance with the exchange procedures set forth in Section 3.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 3.
3.10    Withholding Rights. Each of Purchaser, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article 2 or 3 of this Agreement to any holder of Company Shares, Company RSUs and Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.
3.11    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

4.	Representations and Warranties of the Company.
Except as disclosed in a document of the same date herewith delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement and referring by section or sub-section number to the representations and warranties in this Agreement (the “Disclosure Schedule”), (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent to an independent reader without the need to refer to any other document) and except as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 or the Company’s definitive Proxy Statement on Schedule 14A for the annual meeting scheduled to be convened on May 7, 2014, in each case as filed with the SEC prior to the date of this Agreement (provided, that nothing in such SEC filings shall be deemed to modify or qualify the Company’s representations in Sections 4.3(a), (b) and (c)), the Company hereby represents and warrants to Parent and Purchaser as follows:
4.1    Organization and Qualification; Company Subsidiaries.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.
(b)    Section 4.1(b) of the Disclosure Schedule contains a complete and accurate list of the name, and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure, individually or in the aggregate, would not have, or would be reasonably likely to have, a Material Adverse Effect.
(c)    Other than the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
4.2    Certificate of Incorporation and Bylaws. The Company has heretofore made available to Purchaser a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each material Company Subsidiary. Such Certificate of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.
4.3    Capitalization.
(c)    The authorized capital stock of the Company consists of 100,000,000 Company Shares, par value of one tenth of one cent ($0.001) each and 5,000,000 shares of preferred stock, par value of one tenth of one cent ($0.001) each (“Company Preferred Stock”).
(d)    As of August 20, 2014,
(i)    33,433,163 Company Shares were issued and outstanding, none of which are shares of Company Restricted Stock;
(ii)    no Company Shares were held in the treasury of the Company;
(iii)    no Company Shares were held by any Company Subsidiary;
(iv)    7,994,183 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 5,252,407 shares of Company Common Stock were exercisable;

(v)    2,358 Company Shares were subject to outstanding Company Warrants, which Company Warrants shall be exercised in full (or net exercised) and converted into such number of Company Shares immediately prior to the Effective Time;
(vi)    436,609 Company RSUs were outstanding;
(vii)    1,000,000 Company Shares were authorized for issuance pursuant to the ESPP, of which zero (0) Company Shares will be issued because no purchase period is in effect under the ESPP on the date of this Agreement;
(viii)    no shares of Company Preferred Stock were issued or outstanding; and
(ix)    all outstanding Company Shares are validly issued, fully paid and non-assessable and are issued free of any preemptive rights.
(e)    Except as set forth above and except for changes since August 20, 2014 resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, there are no outstanding (i) options, warrants, calls or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in (or any securities convertible into or exchangeable for such equity interests), the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).
(f)    All Company Shares subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.
(g)    There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.
(h)    Section 4.3(f) of the Disclosure Schedule sets forth a listing of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options and Company RSUs, as of August 20, 2014; (iii) the date of grant and name of holder of each Company Stock Option and the vesting schedule, and the date of grant and name of holder of each Company RSU grant and the vesting schedule; (iv) with respect to Company Stock Options, the portion of which that is vested as of August 20, 2014; and if applicable, the exercise price or repurchase price therefore; (v) the date upon which each Company Stock Option would normally be expected to expire absent termination of employment or other acceleration; and (vi) with respect to Company Stock Options, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents. The ESPP was duly authorized prior to the date any award or right was granted thereunder by all necessary corporate action, including, as applicable, approval by the Company Board and shareholder approval by the necessary number of votes or written consents. Each Company Stock Option and each Company RSU was granted in accordance with the terms of the applicable Company Stock Plan and all other applicable Law; each such grant intended to qualify as an incentive and the per share exercise price of each Company Stock Option was not less than the fair market value of a Company Share on the applicable Grant Date. No awards or rights have been granted under the ESPP. No Company Stock Option or Company RSU is subject to any tax, penalty or interest under Section 409A of the Code. No award has been granted, or is currently outstanding, under any Company Stock Plan other than the Company Stock Options and the Company RSUs. No Company Stock Option or Company RSU has been granted, or is currently outstanding, other than Company Stock Options and Company RSUs granted under the Company Stock Plans. The Company has no obligations under or with respect to the ESPP and no purchase period is in effect thereunder on the date of this Agreement.
4.4    Authority Relative to this Agreement.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject in the case of the Merger to obtaining the Required Stockholder Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Stockholder Vote, and the filing of appropriate certificate of merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    The Company Board, at a meeting duly called and held on August 21, 2014, at which all of the directors of the Company were present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the Company and holders of Company Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval, adoption and declaration having been made in accordance with the DGCL), and (iii) resolved to recommend that the holders of Company Shares approve and adopt this Agreement and the Transactions (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholders’ Meeting.
4.5    No Conflict; Required Filings and Consents.
(d)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and the Required Stockholder Vote, conflict with or violate any U.S. or non-U.S. law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or assets of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents or delivering the notices that are required to be listed in Section 4.5(a)(iii) of the Disclosure Schedule, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options, Company RSUs and the ESPP in connection with the treatment of such awards under Section 3.7 of this Agreement) give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under, any Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party or to which any property, right or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.
(e)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except for (i) the filing of the Proxy Statement with the SEC, (ii) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and state securities or “blue sky” laws (“Blue Sky Laws”), (iii) any required pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar requirements in foreign countries regarding antitrust or competition matters and any associated consents, approvals, authorizations, waiting period terminations or permits, including those set forth on Section 4.5(b) of the Disclosure Schedule, (iv) filing of appropriate certificate of merger as required by the DGCL, (v) compliance with the rules of the Nasdaq Stock Market LLC, (vi) notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment and any associated determination or decision, (vii) notice to the U.S. State Department, Directorate for Defense Trade Controls (DTCC), under the International Traffic in Arms Regulations (“ITAR”) relating to this Agreement and the Transactions ((i) to (vii) collectively, the “Company Required Approvals”), and (viii) any such consent, approval, waiting period expiration or termination, authorization, permit, filing or notification the failure of which to make or obtain would not, or would not reasonably be expected to, individually or in the aggregate (A) prevent or materially delay beyond the Outside Date the consummation of the Merger or (B) have a Material Adverse Effect.
4.6    Permits; Compliance.  Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, and there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both), except where the failure to have, or the suspension or cancellation of any of the Permits, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary during the past three (3) years has been, in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in all material respects with any Law. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 4.6 or elsewhere in the Agreement) regarding the effect of the applicable antitrust, merger control, competition, or fair trade laws on its ability to execute, deliver, or perform its obligations under the Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, or fair trade law with respect to the consummation of the transactions described in the Agreement.
4.7    SEC Filings; Financial Statements.
(c)    The Company has filed or furnished, as applicable, all forms, reports and other documents required to be filed by it with, or furnished to, the SEC since the effective date of the Company’s initial public offering, August 7, 2012 (such documents filed since August 7, 2012, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (x) complied, or if filed subsequent to the date of the Agreement will comply, as to form in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (y) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof at the time of the filing will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary has been or is required to file any form, report or other document with the SEC.
(d)    (i) Each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (A) have been, or will be, as the case may be, prepared from and in accordance with and accurately reflect the books and records of the Company and its consolidated Company Subsidiaries in all material respects, (B) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (C) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (D) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments). (ii) The unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) has been prepared from and in accordance with and accurately reflect the books and records of the Company and its consolidated Company Subsidiaries in all material respects, (B) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (C) fairly presents, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal and recurring year-end adjustments).
(e)    Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as December 28, 2013, including the notes thereto (the “2013 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company or the notes thereto, except for (x) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the 2013 Balance Sheet that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (y) liabilities and obligations incurred in connection with the transactions contemplated hereby or as required by this Agreement.
(f)    Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 4.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.
(g)    Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or otherwise in the SEC Reports.
(h)    The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(i)    The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. None of Ernst & Young LLP and all other independent public accountants of the Company or any Company Subsidiary has resigned or been dismissed as independent public accountant of the Company or any Company Subsidiary as a result of or in connection with any disagreement with the Company or any Company Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq Stock Market LLC.
(j)    The Company has furnished or made available to Parent copies of all comment letters received by the Company from the SEC since August 7, 2012, relating to the Company’s SEC Reports and all responses of the Company thereto. There are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. There has been no material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
(k)    To the knowledge of the Company, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of SOX. The Company has made available to Parent a summary of all material complaints since August 7, 2012, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Laws.
(l)    The Company has heretofore furnished or made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the

Company with the SEC to all Contracts, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.
4.8    Absence of Certain Changes or Events. Since the date of the 2013 Balance Sheet through the date of this Agreement, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice. Since the date of the 2013 Balance Sheet through the date of this Agreement (i) there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a material breach of Section 6.1 (other than as set forth in Section 4.8 of the Disclosure Schedule). Notwithstanding the foregoing, for all purposes of this Agreement, the Company does not make any representation or warranty (pursuant to this Section 4.8 or elsewhere in the Agreement) regarding the effect of the applicable antitrust, merger control, competition, or fair trade laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, or fair trade law with respect to the consummation of the transactions described in this Agreement.
4.9    Absence of Litigation. There is (i) no Action pending, or (ii) to the knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, any of their respective directors or executive officers in such capacity, or any property or asset of the Company or any Company Subsidiary that, in each case, (A) would reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Transactions or (B)  has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary, none of their respective directors or executive officers in such capacity nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction, in each case, that would reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y)  be material to the Company and the Company Subsidiaries, taken as a whole.
4.10    Employee Benefit Plans.
(a)    Section 4.10(a) of the Disclosure Schedule lists all Plans. The “Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, other equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, severance, change of control, retention, collective bargaining, employee loan, disability, health and welfare, vacation or fringe benefit or other benefit plans, programs or arrangements (whether or not subject to ERISA), and all employment, change of control, retention, termination, severance Contracts to which the Company, any Company Subsidiary or any ERISA Affiliate is a party, with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, any Company Subsidiary or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary (all Plans, excluding Plans not subject to U.S. Law, the “US Plans”). The Company has made available to Purchaser a true and complete copy of each Plan and all amendments thereto and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan (except for individual written Company Stock Option and Company RSU agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) annual reports on Internal Revenue Service (“IRS”) Form 5500 for the most recent two (2) plan years, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. There are no oral Plans. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.
(b)    Neither the Company nor any Company Subsidiary or ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding five years maintained, contributed or been obligated to contribute to or had any liability, whether contingent or otherwise, with respect to any Plan or any other employee benefits plan within the meaning of Section 3(3) of ERISA that is or has been (i) subject to Title IV of ERISA, Section 412 of the Code or Sections 302, 4063 or 4064 of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”),(iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) .
(c)    Except as set forth in Section 4.10(c) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law. There is no contract, plan or arrangement covering any current or former director, employee, or consultant of the Company that, individually or collectively, could give rise to any payment or benefit as a result of the transactions contemplated by this Agreement. Except as provided in this Agreement or as set forth in Section 4.10(c) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Plan, or (iii) trigger any obligation to fund any Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise. The contracts, plans and arrangements disclosed in Section 4.10(c) of the Disclosure Schedule are referred to herein as the “Disclosed Employee Arrangements.”
(d)    Each Plan is now and always has been maintained, funded and administered in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under each Plan and are not in material default under or in material violation of, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course of business) and to the knowledge of the Company, no fact or event exists that is reasonably likely to give rise to any such Action.
(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code (i) has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to the Plan for which such letters are currently available that the Plan is so qualified and to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Plan, (ii) has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or (iii) may rely upon an opinion letter for a prototype plan. Each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code (x) has received a determination letter from the IRS that it is so exempt and to the knowledge of the Company, there are no facts or circumstances that would reasonably be likely to adversely affect the exempt status of any such trust, (y) has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or (z) may rely upon an opinion letter for a prototype plan. No Company capital stock is used as a funding vehicle or otherwise permitted as an investment option with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.
(f)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any Plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability. There are no administrative investigations, audits, inquiries or proceedings pending, in progress or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Authority of competent jurisdiction with respect to any Plan. With respect to each Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened that would result in a material liability to the Company or any Company Subsidiary and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(g)    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, except as would not result in material liability to the Company or any Company Subsidiary. All such contributions are or were fully deductible for federal income tax purposes in all material respects and no such deduction has been challenged or disallowed by any Governmental Authority of competent jurisdiction and, to the knowledge of the Company, no fact or event exists that could be expected to give rise to any such challenge or disallowance, in each case, except as would not result in material liability to the Company or any Company Subsidiary.
(h)    With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), to the knowledge of the Company, (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
4.11    Labor and Employment Matters.
(a)    The Company represents and warrants that:

(i)    There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.
(ii)    Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; none of the employees or individual independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and there are no activities or proceedings of any labor union to organize any such employees or independent contractors.
(iii)    There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against the Company or any Company Subsidiary; nor are there any unfair labor practice complaints pending, in progress or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary.
(iv)    Except as would not result in material liability to the Company or any Company Subsidiary, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be.
(v)    Except as would not result in material liability to the Company or any Company Subsidiary, all individuals who are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.
(vi)    There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. No consent of any labor union is required to consummate any of the Transactions. There is no obligation to inform, consult or obtain consent in advance of or simultaneously with the Transactions of any works council, employee representatives or other representative bodies in order to consummate the Transactions.
(b)    The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Disclosure Schedule 4.11(b). Since August 7, 2012, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress. The employment of those employees of the Company and the Company Subsidiaries hired and based in the U.S. is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Disclosure Schedule 4.11(b).
(c)    The Company has made available to Purchaser a list, as of the date hereof, of each employee and individual consultant that provides services to the Company or any Company Subsidiary and the city and state in which each such employee and consultant is based and primarily performs his or her duties or services. As of the date hereof, no officer or employee holding the position of vice president or above has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship or status as an employee or consultant of the Company or the Subsidiary for any reason, including because of the consummation of the Transactions contemplated by this Agreement and, except as set forth on Section 4.11(c)-1 of the Disclosure Schedule, the Company and the Company Subsidiaries have no plans or intentions as of the date hereof to terminate any such employee or consultant. Section 4.11(c)-2 of the Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.
(d)    To the knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of the Company or the Company Subsidiary, or (ii) the ability of the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have, or be reasonably likely to have, a Material Adverse Effect. To the knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have, or be reasonably likely to have, a Material Adverse Effect.
4.12    Proxy Statement. The proxy statement relating to the approval of the Merger by the Company’s stockholders prepared in accordance with applicable Law (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the

Company and at the time of the Stockholders’ Meeting, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Proxy Statement and all documents required to be filed by the Company with the SEC or disseminated to Company stockholders in connection with this Agreement and the Transactions shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their Representatives for inclusion in any of the foregoing documents.
4.13    Property and Leases.
(a)    The Company or one of the Company Subsidiaries owns, and has good, valid and marketable title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the 2013 Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the 2013 Balance Sheet of assets no longer required for the conduct of the Business as presently conducted) in all material respects, free of any Liens; provided, that no representation is made under this Section 4.13 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in the condition and repair sufficient to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect.
(b)    Neither the Company nor any Company Subsidiary owns any real property.
(c)    Section 4.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all leases, subleases or licenses (“Company Leases”) of real property (“Company Leased Real Property”) to which the Company or any Company Subsidiary is a party, including the location of the premises leased, subleased or licensed pursuant to such Company Leases. All such Company Leases, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such Company Leases by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as would not reasonably be expected to prevent or materially delay beyond the Outside Date consummation of the Merger and as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. Except as would not reasonably be expected to prevent or materially delay beyond the Outside Date consummation of the Merger and as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. Neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened or proposed. To the knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that would reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Merger or that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. Except as set forth in Section 4.13(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Leased Real Property. Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.
4.14    Intellectual Property.
(a)    Section 4.14(a) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant or current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date or issuance/registration/grant date.
(b)    The Company and Company Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property and there are no actions that must be taken within ninety (90) days following the Merger Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any such documents and instruments. To the knowledge of the Company, all Owned Company Intellectual Property are valid, subsisting and enforceable. No material Registered Company Intellectual Property filed by or on behalf of the Company or a Company Subsidiary at any time since January 1, 2011, has been abandoned, allowed to lapse or rejected. The Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents and taken all currently or previously required actions for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property and, to the knowledge of the Company, its validity and enforceability. The Company and its Subsidiaries have complied with all applicable rules, policies, and procedures of the United States Patent and Trademark Office, United States Copyright Office, and any applicable foreign Governmental Authorities with respect to each item of Registered Company Intellectual Property, to the extent that compliance affects the enforceability or validity of such Registered Company Intellectual Property.

(c)    Since January 1, 2011, all Trademarks included in the Registered Company Intellectual Property have been in use sufficient to maintain the registrability of such Trademarks.
(d)    Except as set forth in Section 4.14(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, settlement agreements, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.
(e)    Since January 1, 2011, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary.
(f)    The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to their Trade Secrets, including, to the knowledge of the Company, by not making any disclosure of Trade Secrets except under written confidentiality obligations (other than former Trade Secrets intentionally publicly disclosed by the Company without confidentiality obligations in its reasonable business judgment). To the knowledge of the Company, there has been no (i) misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property or (ii) breaches of any obligations of confidentiality with respect to the Company Owned Intellectual Property. The Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any material respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Third Party Trade Secrets.
(g)    Each current and former employee, consultant and contractor of the Company or any Company Subsidiary who is involved in the development of any Company Products has executed and delivered to the Company or a Company Subsidiary, and the Company or a Company Subsidiary has in its possession, a valid and enforceable proprietary information, confidentiality and assignment agreements that, to extent permitted by applicable Law, assigns to the Company and/or a Company Subsidiary (or otherwise grant sufficient rights, title and interest in) all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants or contractors, all Intellectual Property and Intellectual Property Rights that are developed by the consultants or contractors in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”). Since January 1, 2011, to the knowledge of the Company, no person who is or was an employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in the development of any Company Products is in default or breach of any term of any Employee IP Agreement, non-disclosure agreement, assignment agreement, or similar Contract relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary in connection with such individual’s employment or other engagement with the Company or any Company Subsidiary. No current or former employee, consultant or contractor of the Company or any Company Subsidiary has or claimed any ownership interest in whole or in part, whether or not currently exercisable, in any Owned Company Intellectual Property. All assignments of registered Patents included in the Registered Company Intellectual Property to the Company or any Company Subsidiary have been duly executed and recorded with the appropriate Governmental Authorities.
(h)    To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property. To the knowledge of the Company, there are no facts or circumstances with respect to the title to the Owned Company Intellectual Property that would reasonably be expected to adversely affect, limit, restrict, impair, or impede the ability of Surviving Corporation and the Company and the Company Subsidiaries to use and practice such Owned Company Intellectual Property from and after the Effective Time in substantially the same manner in which it was used prior to the Effective Time. Since January 1, 2011, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Registered Company Intellectual Property or the Owned Copyrights, or containing any threat on the part of any person to bring an Action that any of the Registered Company Intellectual Property or the Owned Copyrights is invalid, is unenforceable or has been misused.
(i)    To the knowledge of the Company, no Third Party is infringing, misappropriating, or using or disclosing without authorization any Intellectual Property Rights owned or exclusively licensed by Company or any Company Subsidiary. Since January 1, 2011, neither Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights owned by or exclusively licensed to Company or any Company Subsidiary against any Third Party. Since January 1, 2011, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any other person has any claim of legal or beneficial ownership with respect thereto.
(j)    Since January 1, 2011, Company and its Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed, misappropriated, used or disclosed without authorization or otherwise violated any Intellectual Property Rights of any person, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any person. Neither the conduct of the business of the Company and each Company Subsidiary nor the development, manufacture, sale, licensing or use of any of the Company Products has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Third Party. Except as expressly set forth in Section 4.14(j), no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company or the Company Subsidiaries with respect to the infringement, misappropriation or other violation of any of the intellectual property rights of any third party.

(k)    Except as listed in Schedule 4.14(k) of the Disclosure Schedule, the Company and the Company Subsidiaries exclusively own and, have good title to, the Owned Company Intellectual Property, except for any moral rights of any Third Party existing therein, free and clear of all Liens (except Standard Outbound Licenses (as defined below)), and have not exclusively licensed (under any Contract in effect as of the date of this Agreement) any such Owned Company Intellectual Property to any Third Party.
(l)    Section 4.14(l) of the Disclosure Schedule contains a complete and accurate list of:
(i)    all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license, covenant, release, immunity, assignment, or other right with respect to any Owned Company Intellectual Property, other than (1) access with respect to any Trade Secrets granted under any nondisclosure agreement, (2) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted (A) in connection with the licensing, sale or other disposition of the Company Products in the ordinary course of business, or (B) under any independent contractor services agreement, and (3) any non-exclusive licenses to use the Company’s or any Company Subsidiary’s Trademarks for limited publicity purposes or in connection with such Third Party’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement ((1), (2) and (3) are “Standard Outbound Licenses”);
(ii)    all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted or agreed to grant to Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to any Company Intellectual Property (other than (1) generally available commercial Software (including Software provided as a service) that is licensed on standard or non-negotiable terms or pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements, (2) access with respect to any Trade Secrets granted under any nondisclosure agreement, (3) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted under any independent contractor services agreement or Employee IP Agreement, and (4) any non-exclusive licenses or other rights to use a Third Party’s Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement) (together with the material Contracts to which the Company or any Company Subsidiary is a party included in subsection (i) above, the “Company Intellectual Property Agreements”.
(m)    Subject to obtaining the consents that are required to be listed in Section 4.5(b) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any material rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing), except for any such breaches, modifications, cancellations, terminations, suspensions, losses, or payment accelerations that, individually or in the aggregate, would not reasonably be expected to (i) prevent or materially delay beyond the Outside Date the consummation of the Merger or (ii) have a Material Adverse Effect.. Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (i) and (ii), with respect to Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).
(n)    Section 4.14(n) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source that is contained or embedded in, or distributed or made available with, any of the Company Products, or from which any part of any Company Product is derived; (ii) the applicable license terms for each such item of Open Source; and (iii) the Company Product to which each such item of Open Source relates. The Company has at all times complied with the licenses applicable to each item of Open Source identified, or required to be identified, in Section 4.14(n) of the Disclosure Schedule. No Company Product contains, is derived from, is distributed with or is being or was developed using Open Source in a manner that: (i) imposes a requirement or condition that any Company Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.
(o)    Section 4.14(o) of the Disclosure Schedule contains a list of all standards-setting organizations, industry bodies and consortia, and other multi-party special interest groups in which Company or any Company Subsidiary is currently participating, or in which Company or any Company Subsidiary has participated, to the extent that such past participation imposes or purports to impose any continuing obligations on Company or any Company Subsidiary (or, following the Effective Time, on Parent or the Surviving Corporation) with respect to licensing or granting of any Owned Company Intellectual Property Rights (other than licenses that survive with respect to the copyright in contributions made during such past participation).
(p)    “Company Products” means all products of the Company and Company Subsidiaries that are currently offered commercially, including those Company Products summarized on Section 4.14(p) of the Disclosure Schedule.

(q)    The Company and Company Subsidiaries have taken steps in accordance with generally accepted industry standards to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material defects, bugs, and errors in the Software included within the Company Products. To the knowledge of the Company, Company has used accepted industry standard methods to ensure that the Software included in the Company Products does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).
4.15    Taxes.
(a)    Each of the Company and the Company Subsidiaries has filed, or caused to be filed, all material Tax Returns that it was required to file under applicable laws and regulations, and all such Tax Returns are true, correct and complete in all material respects. The Company and the Company Subsidiaries has timely paid (or there has been timely paid with respect to it) all material Taxes (whether or not shown thereon) due and owing. There are no Liens for Taxes (other than Taxes not yet delinquent or being contested in good faith and for which reserves in accordance with GAAP have been established on the Company Financial Reports as adjusted in the ordinary course of business through the Effective Time) upon any assets of the Company or any of the Company Subsidiaries.
(b)    There is no material audit, examination, investigation dispute or claim relating to Taxes of the Company or any of the Company Subsidiaries which remains unpaid or unresolved.
(c)    Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid.
(d)    Except as set forth in Section 4.15(d) of the Disclosure Schedule, the Transactions (including the Merger) will not result in the payment or series of payments by the Company or any of the Company Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any similar payment, that is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no contract to which the Company or any of the Company Subsidiaries is a party that, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code, or (ii) could require the Company, the Company Subsidiaries or Parent or its subsidiaries to gross up a payment to any employee of the Company or any of the Company Subsidiaries for Tax related payments or cause a penalty tax under Section 4999 or Section 409A of the Code.
(e)    None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns for which the Company is currently the common parent) provided for under the laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year and neither Company nor any Company Subsidiary has any obligation to contribute to the payment of any material Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor.
(f)    None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock qualifying under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Effective Time) or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.
(g)    None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (for the avoidance of doubt, excluding indemnification provisions for Taxes contained in credit agreements, leases or other commercial agreements the primary purposes of which do not relate to Taxes).
(h)    Neither the Company nor any Company Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Merger Closing Date, as a result of (1) a change in method of accounting occurring prior to the Merger Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Merger Closing Date, (3) a prepaid amount received, or paid, prior to the Merger Closing Date, (4) deferred gains arising prior to the Merger Closing Date or (5) an election under Section 108(i).
(i)    Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).
4.16    Environmental Matters. Except as set forth on Section 4.16 of the Disclosure Schedule, (a) to the knowledge of the Company, the Company and each Company Subsidiary and their respective products are and have been in compliance in all material respects with all applicable Environmental Laws; (b) (i) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the knowledge of the Company, none of such properties are contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable law or any Contract which in the case of (i) or (ii) would be reasonably likely to result in a material liability to the Company or any Company Subsidiary; (c) to the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation, or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or Third Parties, pursuant to any applicable

Environmental Laws or Permits required under Environmental Laws; (d) no Action, investigation, information request or notice has been brought or is pending (or to the knowledge of the Company, threatened) against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since August 7, 2012 which would be reasonably likely to result in a material liability to the Company or any Company Subsidiary; and (e) except as set forth on Schedule 4.16 of the Disclosure Schedule, there are no above or below ground storage tanks presently in use or formerly used since August 7, 2012 at any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary. The Company has made available to Parent any and all written communications with or documentation from any Governmental Authorities regarding the presence, in violation of Environmental Laws, of Hazardous Substances or any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since August 7, 2012. The Company has also made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws. Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any material liabilities of a Third Party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any Third Party for any material liabilities arising under or pursuant to any Environmental Law.
4.17    Material Contracts.
(a)    Section 4.17(a) of the Disclosure Schedule lists the following types of Contracts, together with all amendments, to which the Company or any Company Subsidiary is a party or by which any of their respective properties, rights or assets are bound, as of the date hereof (such Contracts being the “Company Material Contracts”):
(i)    each Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary);
(ii)    (A) all employment Contracts of those employees that received from the Company or any Company Subsidiary annual compensation (including base salary, commissions, and annual or other periodic or project bonuses) in excess of $100,000 in fiscal year 2013 and (B) all consulting Contracts for those consultants that received from the Company or any Company Subsidiary annual compensation in excess of $100,000 in fiscal year 2013;
(iii)    all Contracts evidencing indebtedness for borrowed money in excess of $100,000 or granting a Lien (except Standard Outbound Licenses) on any material property or asset of the Company or the Company Subsidiaries;

(iv)    Company Intellectual Property Agreements;
(v)    all Contracts which provide for indemnification by the Company or any Company Subsidiary of any other person against any charge of infringement of any Intellectual Property Right or product liability, other than in the ordinary course of business in connection with the distribution of the Company Products;
(vi)    all Contracts involving any joint venture, co-development, partnership or similar arrangement that is material to the Company or any Company Subsidiary;
(vii)    all Contracts that (A) grant to a Third Party any right of first refusal or first offer or similar right or that limit in material respects, purport to limit in any material respect, the ability of the Company or any Company Subsidiary or, upon the consummation of the Transaction, Parent or any of its affiliates to compete in respect of Company Products with any person or entity or in any geographic area or during any period of time, or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or any settlement, concurrent use, consent-to-use or standstill agreements, or (B) require the disposition of any material asset or line of business of the Company or any of the Company Subsidiaries or, following the Effective Time, of Parent or its affiliates;
(viii)    any Contract that is a collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary;
(ix)    any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any such Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;
(x)    (A) any Contract with a foundry partner of the Company and (B) any Contract that involves the payment by the Company and the Company Subsidiaries to the counterparty of $250,000 or more in the prior twelve (12) months;
(xi)    all material Contracts with the top ten (10) customers of the Company or the Company Subsidiaries as set forth in Section 4.21 of the Disclosure Schedule;
(xii)    any Contract that provides for indemnification by the Company or any Company Subsidiaries to any Person, other than as entered into in the ordinary course of business or any indemnification or advancement obligations set forth in the certificate of incorporation, bylaws or comparable organizational documents of the Company or the Company Subsidiaries;
(xiii)    any Contract that is between the Company or any Company Subsidiary and any director or officer of the Company or any Person beneficially owning five (5) percent or more of the outstanding Company Shares;

(xiv)    any Contract that restricts payment of dividends or any other distribution in respect of the Company Shares or the shares of any of the Company Subsidiaries’ capital stock, or the purchase, redemption or other acquisition of any such shares;
(xv)    any Contract that contains standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business or in connection with the potential sale of the Company;
(xvi)    any material Contract that is between the Company or any Company Subsidiary and any Governmental Authority;
(xvii)    any Contract that relates to the formation, creation, operation, management or control of any partnership, joint venture or similar arrangements material to the Company or any of the Company Subsidiaries;
(xviii)    any Contract that was not negotiated and entered into on an arm’s length basis; or
(xix)    any Contract that would prevent the Company’s ability to consummate the Merger or the other Transactions.
(b)    (i) each Company Material Contract is in all material respects a legal, valid and binding agreement and is, in all material respects, in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally); the Company or any Company Subsidiary, as applicable, is not in material breach or default under any Company Material Contract (other than any material breaches or defaults that the Company or a Company Subsidiary has cured, or that would not be expected to have a Material Adverse Effect), and, to the knowledge of the Company, no event or condition exists that, with or without notice, lapse of time, or both, would constitute a default under the Company Material Contract (other than any defaults that would not be expected to have a Material Adverse Effect); and none of the Company Material Contracts has been canceled by the other party; (ii) to the knowledge of the Company, no other party has materially breached or violated, or defaulted under, any Company Material Contract (other than any material breaches that any other party has cured); (iii) the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Contract; (iv) the Company is not involved in any pending disputes regarding such Company Material Contracts, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not be expected to have a Material Adverse Effect; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Material Contract, except for any such defaults, cancellation rights, or adverse effects that, individually or in the aggregate, would not reasonably be expected to (i) prevent or materially delay beyond the Outside Date the consummation of the Merger or (ii) have a Material Adverse Effect. The Company has made available to Purchaser true and complete copies of all Company Material Contracts, including any amendments thereto.
4.18    Insurance.
(a)    The Company and the Company Subsidiaries are, insured by insurers believed by the Company to be of financially responsible insurers, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.
(b)    With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect in all material respects; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and, to the knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.
(c)    Neither the Company nor any Company Subsidiary received notice with respect to the termination of any such insurance policy.
4.19    Brokers and Expenses. No broker, finder or investment banker (other than Deutsche Bank Securities Inc. and Evercore Group L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
4.20    Takeover Laws. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, or at the Effective Time will be, applicable to the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.
4.21    Customers and Suppliers. Section 4.21 of the Disclosure Schedule sets forth the top ten (10) suppliers (based on expenditures for the twelve (12) months ended December 28, 2013) of products or services to the Company and the Company Subsidiaries and the top ten (10) customers of the Company and the Company Subsidiaries (based on shipments during the twelve (12) months ended December 28, 2013), and the top ten (10) distributors (based on shipments during the twelve (12) months ended December 28, 2013) of the Company and the Company Subsidiaries (on a consolidated basis). To the Company’s knowledge, the Company does not have any material new customers or suppliers since December 28, 2013 who would have been included on Section 4.21 of the Disclosure Schedule if such customer or supplier had been a customer or supplier during the twelve (12) month period as of December 28, 2013. Since August 7, 2012, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice from any such customer, supplier or distributor to the effect that, any such customer, supplier or distributor (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries except where such change, modification, amendment or reduction, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any contract with the Company or any of the Company Subsidiaries except where such failure to perform, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.
4.22    Certain Business Practices. To the knowledge of the Company, including reliance in good faith, without further independent investigation, on sub-certifications delivered quarterly to management of the Company, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other anti-bribery or anti-corruption Laws applicable to the Company or any Company Subsidiary, including having (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) directly or indirectly, used funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign government official or to any foreign political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary.
4.23    Data Protection. Since January 1, 2011, the Company and the Company Subsidiaries have (i) materially complied with their respective published privacy policies and all applicable Laws relating to protection of personally identifiable information and the privacy and security of personally identifiable information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or the Company Subsidiaries) in the Company’s and the Company Subsidiaries’ control; and (ii) taken commercially reasonable measures to protect personally identifiable information in Company’s and the Company Subsidiaries’ control against loss, damage, and unauthorized access, use, and modification. Since January 1, 2011, to the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, or modification of any such information by Company or any Company Subsidiary (or any of their respective employees or contractors). Since January 1, 2011, to the knowledge of the Company, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such personally identifiable information in Company’s and the Company Subsidiaries’ control by Company or any Company Subsidiary (or any of their respective employees or contractors) (and to the knowledge of the Company, there is no reasonable basis for any such Action). To the knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the Transactions complies with Company’s and the Company

Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security.
4.24    Systems and Information Technology.
(a)    Systems. The computer, information technology and data processing systems, facilities and services used by the Company and Company Subsidiaries, including all hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and Company Subsidiaries (collectively, “Systems”), are reasonably sufficient to perform all computing, information technology and data processing operations necessary for the current operation of the Company and Company Subsidiaries. Since January 1, 2011, the Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems within the custody or control of the Company and the Company Subsidiaries from Contaminants.
(b)    Information Technology. Since January 1, 2011, the Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and the Company Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption to the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries currently have in place commercially reasonable disaster recovery and business continuity plans and procedures.
4.25    Minute Books. The Company has made available to Purchaser true and correct copies in all material respects of the minute books of the Company since August 7, 2012. The minute books of the Company contain true and complete originals or copies of all minutes of meetings of and actions by the stockholders of the Company and the Company Board and all committees thereof, and accurately reflect all corporate actions of the Company which are required by applicable Law, the Certificate of Incorporation, the Bylaws or other governing documents to be passed upon by the Company Board or the Company’s stockholders.
4.26    Export Control and Economic Sanctions Laws. During the past five (5) years, the Company and each of the Company Subsidiaries has conducted its business in all material respects in accordance with applicable provisions of U.S. economic sanctions and export control laws and regulations, including, without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), and other applicable export laws of the countries where it conducts business. Without limiting the foregoing, during the past five (5) years:
(a)    the Company and each of the Company Subsidiaries has obtained all export licenses, registrations, approvals, and other authorizations required for its exports of products, software and technology from the United States and re-exports of products, software and technology subject to U.S. law;

(b)    the Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals, and other authorizations;
(c)    neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations, approvals, and other authorizations;
(d)    there are no pending or, to the knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any Company Subsidiary with respect to such export licenses, registrations, approvals, and other authorizations; and
(e)    to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiaries’ export transactions that would reasonably be expected to give rise to any material future claims involving a Governmental Authority.
4.27    Government Contracts.
(a)    Neither the Company nor any of the Company Subsidiaries are currently in, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any material Contract with any Governmental Authority, (ii) any material subcontract issued at any tier under a prime contract with any Governmental Authority, or (iii) any material bid, proposal, offer or quotation relating to a Contract with any Governmental Authority or a material subcontract issued under a material Contract with any Governmental Authority. Neither the Company nor any of the Company Subsidiaries are in any material violation, breach or default of any provision of any federal order, statute, rule or regulation, agency supplements or any similar state or federal Law governing any material Contract, subcontract, bid, or proposal with any Governmental Authority, as applicable. During the past three (3) years, none of the Company or any of the Company Subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor has the Company or any of the Company Subsidiaries been threatened with termination for default under any material Contract with any Governmental Authority. During the past three (3) years, to the knowledge of the Company, the Company has not received a request for equitable adjustment or other written claim by any of its vendors, suppliers or subcontractors against it or any of the Company Subsidiaries relating to material Contracts with any Governmental Authority.
(b)    There is no pending, and during the past three (3) years, neither the Company nor any of the Company Subsidiaries has received written notice of any claim or investigation by a Governmental Authority against the Company or any of the Company Subsidiaries for any of the following in connection with a Contract involving a Governmental Authority: (i) defective pricing or Truth in Negotiation Act violations, (ii) noncompliance, (iii) fraud, (iv) false claims or false statements, (v) product testing, (vi) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the

Governmental Authority, or (vii) any other monetary claims relating to the performance or administration by the Company or any Company Subsidiary of material Contracts with any Governmental Authority.
(c)    During the past three (3) years, neither the Company nor any of the Company Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority in connection with the conduct of its business, and no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened or proposed. To the knowledge of the Company, there is no ongoing Action by any Governmental Authority relating to the material Contracts with any Governmental Authority or the violation of any Law relating to material Contracts with any Governmental Authority, or export controls.
(d)    The Company and the Company Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted in all material respects if and as required by any material Contract with any Governmental Authority.
(e)    The Company and the Company Subsidiaries are in compliance with all product testing and quality assurance requirements involving each Contract they have with a Governmental Authority.
4.28    Affiliate Transactions. Neither the Company nor any of the Company Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not already been so disclosed and there are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of the Company Subsidiaries, on the one hand, and any of the directors, officers or other affiliates of the Company and the Company Subsidiaries, on the other hand, except for (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, (iii) any agreements with officers or directors providing for indemnification obligations of the Company to such individuals and (iv) other standard employee benefits made generally available to all employees (including any agreement providing for the issuance of Company Shares, Company Stock Options or Company RSUs to such individuals).
4.29    Vote Required. The affirmative vote of the holders of a majority of the Company Shares (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock that would be necessary under applicable Law and the Certificate of Incorporation and Bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby in their capacity as stockholders of the Company.
4.30    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from Deutsche Bank Securities Inc. and/or Evercore Group L.L.C. to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Amount to be received by holders of Common Stock (other than Parent, Purchaser and their respective affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders. The Company will deliver a written copy of such opinion to Purchaser solely for informational purposes promptly following the date hereof.
4.31    No Manufacture of Weapons. To the Company’s knowledge, none of the Company or any Company Subsidiary manufactures the products set forth in Section 4.31 of the Disclosure Schedule.

5.	Representations and Warranties of Parent and Purchaser.
Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:
5.1    Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.
5.2    Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
5.3    No Conflict; Required Filings and Consents.
(c)    The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Purchaser,

(ii) assuming that all consents, approvals, waiting period terminations or expirations, authorizations and other actions described in Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, or result in the loss of a material benefit under any Contract, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.
(d)    The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, waiting period termination or expiration, authorization or permit of, or filing with, or notification to, any Governmental Authority of competent jurisdiction, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and Blue Sky Laws, (ii) any required pre-merger notification under the HSR Act, and similar requirements in foreign countries regarding antitrust or competition matters and any associated consents, approvals, authorizations, waiting period terminations, or permits (including those set forth on Section 4.5(b) of the Disclosure Schedule), (iii) the filing of appropriate certificate of merger as required by the DGCL, (iv)  notice to CFIUS pursuant to the Exon-Florio Amendment and any associated determination or decision, and (v) notice to the U.S. State Department, Directorate for Defense Trade Controls (DTCC), under ITAR, relating to this Agreement and the Transactions, and (vi) any such consent, approval, waiting period expiration or termination, authorization, permit, filing or notification the failure of which to make or obtain would not, or would not reasonably be expected to, individually or in the aggregate (A) prevent or materially delay beyond the Outside Date the consummation of the Merger or (B) otherwise prevent Parent or Purchaser from performing their mutual obligations under this Agreement.
5.4    Financing. Parent has, and at the Effective Time, Parent shall have and shall make available or cause one or more of its affiliates to make available to Purchaser sufficient cash and other sources of immediately available funds to purchase and pay for all of the Company Shares that may be converted into the Per Share Amount in the Merger and to pay all fees and expenses in connection therewith.
5.5    Absence of Litigation. There is no material Action pending or, to the knowledge of Parent or Purchaser, threatened against Parent, any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to prevent or delay the consummation of any Transaction or otherwise prevent or delay Parent or Purchaser from performing their material obligations under this Agreement. Neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Purchaser, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to prevent consummation of the Merger or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.
5.6    Purchaser. All of the outstanding capital stock of Purchaser is owned by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.
5.7    Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would reasonably be expected to cause, Parent, Purchaser or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.
5.8    Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the Transactions.
5.9    Proxy Statement. The information supplied by Parent to the Company specifically for inclusion in the Proxy Statement shall not, at the date first mailed to stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

6.	Conduct of Business Pending The Merger.
6.1    Conduct of the Business Pending the Merger. The Company covenants and agrees that, after the date hereof and the earlier of (1) the Effective Time, or (2) termination of this Agreement in accordance with its terms, except as contemplated or permitted by this Agreement or required by applicable Laws or with the prior written approval of Parent or Purchaser (which shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve business organizations of the Company and each of its Subsidiaries intact and to preserve and maintain existing relations and goodwill with customers, suppliers, contractors, distributors, licensors, licensees, partners and other Persons with whom the Company or any of its Subsidiaries has material business relations, and (iii) comply in all material respects with all applicable Laws and the requirements of the Company Material Contracts. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, except (w) as otherwise expressly contemplated or permitted by this Agreement, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law or any Governmental Entity or (z) as set forth in Section 6.1 of the Disclosure Schedule, the Company will not and will not permit any of its Subsidiaries to, directly or indirectly:
(i)    amend or otherwise change (or propose to amend or otherwise change) its Certificate of Incorporation or Bylaws or equivalent organizational documents;
(j)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any of the Company Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, Company Stock Options or voting securities), of the Company or any of the Company Subsidiaries, except for the issuance of Company Shares pursuant to exercises of the Company Stock Options or vesting of Company RSUs outstanding on the date hereof;
(k)    transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, or encumber any material assets, rights or properties or business of the Company or any of the Company Subsidiaries, except in the ordinary course of business;
(l)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another Company Subsidiary) or enter into an agreement with respect to the voting of its capital stock;
(m)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, or authorize or agree to do any of the foregoing, directly or indirectly, any of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs or (ii) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs;
(n)    (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), in one transaction or any series of related transactions, any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person; (ii) incur any indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business and not to exceed $1,000,000 in the aggregate; (iv) make, authorize, or make any commitment with respect to any capital expenditure or other expenditure that (A) has not been set forth in the Company’s or the Company Subsidiaries’ annual budget, and (B) is collectively, in the aggregate for the Company and the Company Subsidiaries taken as a whole, in excess of $500,000 during any consecutive three-(3) month period; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly-owned Company Subsidiary; or (vi) enter into or amend any Contract, commitment or arrangement with respect to any matter set forth in this Section 6.1(f);
(o)    except as publicly announced prior to the date hereof, announce, implement or effect any reduction in labor force greater than five percent (5%) of the total Company headcount, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary (including, but not limited to, any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under a similar Law), other than routine employee terminations;
(p)    enter into a new line of business that is material to the Company and the Company Subsidiaries taken as a whole;
(q)    make or change any Tax election, adopt or change any accounting period or any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Company Subsidiaries, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Authority, in each case, only to the extent such action would have the effect of materially increasing the Tax liability of the Company or any of the Company Subsidiaries for any period ending after the Effective Time;
(r)    settle any material claim, arbitration or other Action;
(s)    except as required by Law, or in the ordinary course of business consistent with past practice, enter into any Contract or amendment that would be a Company Material Contract, or amend or modify in any material respect in a manner that is adverse to the Company or any Company Subsidiary, or terminate or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any Company

Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms;
(t)    enter into any Contracts (i) under which Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license (other than Standard Outbound Licenses), release, immunity or other right with respect to any Owned Company Intellectual Property, (ii) under which Company or any Company Subsidiary establishes with any Third Party a joint venture, strategic relationship, or partnership pursuant to which Company agrees to develop or create (whether jointly or individually) any material Intellectual Property, products or services; (iii) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent to (A) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property or Intellectual Property Rights of Parent; or (B) be obligated to pay any royalties or other amounts to any Third Party (other than, with respect to the Surviving Corporation only, in connection with non-exclusive licenses of Software, or Contracts for licenses to or other rights to use Systems, entered into in the ordinary course of business consistent with past practice);
(u)    enter into or amend any Contract pursuant to which any other party is granted, or that otherwise subjects the Company or any Company Subsidiary or Parent or any of its affiliates to, any non-competition, exclusive marketing or other exclusive rights of any type or scope that materially restrict the Company or any Company Subsidiary or, upon consummation of the Transaction, Parent or any of its affiliates, from engaging or competing in any line of business or in any location or otherwise imposing material changes or restrictions on their assets, operations or business;
(v)    enter into any material lease, material sublease or material license for real property or material operating lease;
(w)    enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company, except as otherwise permitted or required by this Agreement;
(x)    (i) increase in any respect the compensation or benefits of any employee, director or individual independent contractor of the Company or any Company Subsidiary other than (1) as specifically required pursuant to the terms of the Plans in effect on the date of this Agreement, (2) increases in salaries or wages of non-officer employees as part of annual merit or other increases made in the ordinary course of business consistent with past practice and (3) payment of accrued or earned but unpaid bonuses or commissions, (ii) grant any severance or termination pay to any employee, director or individual independent contractor of the Company or any Company Subsidiary other than as required pursuant to the terms of the Plans in effect on the date of the Agreement, (iii) terminate the employment of the Chief Executive Officer of the Company or any of his direct reports set forth on Schedule 6.1(p) other than for “cause”, or hire any new employee that will serve as a direct report to the Chief Executive Officer of the Company or (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or (v) accelerate the payment, right to payment or vesting of any material compensation or benefits;

(y)    commence any material Action, except as otherwise permitted or required by this Agreement;
(z)    delay the payment of any trade payables to vendors and other Third Parties or accelerate the collection of trade receivables and other receivables, in each case outside the ordinary course of business consistent with past practices;
(aa)    terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of the Company Subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage;
(bb)    enter into any arrangements (other than agreements in the ordinary course of business consistent with Company’s or any Company Subsidiary’s past practices) relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company or any of the Company Subsidiaries, whether as part of the terms of the capital stock of the Company or any Company Subsidiary or by any separate agreement;
(cc)    change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
(dd)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); or
(ee)    otherwise make a commitment to do any of the foregoing.
6.2    No Control of the Company’s Business. Parent and Purchaser acknowledge and agree that:  (i) nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Merger Closing, (ii) prior to the Merger Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Purchaser shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.

7.	Additional Agreements.
7.1    Stockholders’ Meeting.
(e)    The Company, acting through the Company Board and in consultation with Parent, shall, in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws and any applicable rules and regulations of the Nasdaq Stock Market LLC or the Exchange Act, (i) duly set a record date for, call, give notice of, convene and hold an annual or special meeting of its stockholders, as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement, for the purpose of obtaining the approval of this

Agreement and the Transactions by the Company stockholders (the “Stockholders’ Meeting”), and (ii) subject to the terms of this Agreement, (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the Company Board Recommendation and (B) use its reasonable best efforts to obtain such approval. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the Stockholders’ Meeting are solicited, in compliance with all applicable Law. At the Stockholders’ Meeting, Parent and Purchaser shall cause all Company Shares then owned by them and their subsidiaries to be voted in favor of the approval of this Agreement and the Transactions.
(f)    Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 7.1, including its obligation to duly call, give notice of, convene and hold the Stockholders’ Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal.
7.2    Proxy Statement. In connection with the Stockholders’ Meeting, the Company shall (a) as promptly as reasonably practicable prepare the Proxy Statement and file the Proxy Statement with the SEC as promptly as reasonably practicable and in any event within twenty (20) business days following the date of this Agreement, in form and substance reasonably satisfactory to each of the Company and Parent, (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings, (c) as promptly as reasonably practicable prepare and file (after Parent and Purchaser have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use its reasonable best efforts to have the SEC confirm that it has no further comments on the Company Proxy Statement and will thereafter mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other customary proxy or other materials for meetings such as the Stockholders’ Meeting, (e) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting, and (f) otherwise use reasonable best efforts to comply with all requirements of Law applicable to the Stockholders’ Meeting and the Merger. Subject to Section 7.5, the Proxy Statement shall reflect the Company Board Recommendation and shall include a description of the other Board actions. The Company shall also include in the Proxy Statement, and represents that it has obtained all necessary consents of the Company’s financial advisors to permit the Company to include in the Proxy Statement, in its entirety, the fairness opinion described in Section 4.30, together with a summary thereof. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence and summaries of all oral exchanges between the Company or any representative of the Company and the SEC. The Company shall promptly provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC, and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments (including giving due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel) prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Purchaser or any of their respective affiliates should be discovered by the Company, Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.
7.3    [Reserved].
7.4    Access to Information; Confidentiality.
(m)    Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and other Representatives of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary, including the Owned Company Intellectual Property, and shall furnish Parent and Purchaser with such financial, operating and other data and information (including the work papers of the Company’s accountants) as Parent or Purchaser, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, that such disclosure shall not be required to include any information that is subject to a statutory non-disclosure or similar provision or agreement with a Governmental Authority, prime contractor, higher-tier subcontractor, distributor, or other third party for end-use by a Governmental Authority (collectively, “Governmental Contracting Parties”) unless solely provided to the recipient’s outside counsel who may summarize such information and share its findings (but not the underlying information) with Parent and Purchaser, or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement with a third party. If requested by Parent, the Company agrees to use its reasonable best efforts to secure the consent of the appropriate Governmental Contracting Party or other third party to permit disclosure of such protected information to Parent and Purchaser.
(n)    All information obtained by Parent or Purchaser pursuant to this Section 7.4 shall be held confidential in accordance with the confidentiality agreement between Murata and the Company, dated April 23, 2014 (the “Confidentiality Agreement”).

(o)    To the extent consistent with applicable law, the Company shall consult with Parent in good faith on a regular basis as reasonably requested by Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers and potential customers, the status of ongoing operations and other matters reasonably requested by Parent, including the continued accuracy of the Company’s representations and warranties and compliance with the Company’s covenants and obligations under this Agreement.
(p)    The Company may, as it deems advisable and necessary in its reasonable judgment, designate any competitively sensitive materials provided under this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Company.
7.5    Solicitation of Transactions.
(g)    No-Shop Period.
(i)    Except as permitted by this Section 7.5, from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, the Company and the Company Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly (a) solicit, initiate, encourage, explore, induce or facilitate (including through the furnishing of any information) the submission or announcement of any proposal that could lead to any Acquisition Proposal or the making thereof to the Company or its stockholders; (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Purchaser and their Representatives) with respect to any Acquisition Proposal; or (c) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DCGL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Purchaser or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions).
(ii)    Notwithstanding anything to the contrary herein, if at any time following the date hereof and prior to obtaining the Required Stockholder Vote, in response to an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or would reasonably be likely to lead to, a Superior Proposal, the Company may, subject to compliance with Section 7.5, (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement; provided, that all such information has previously been provided to Parent or is provided to Parent prior to or promptly following the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such

Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), (A) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 7.5, (B) the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that failure to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable Law, and (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement in a customary form that is no less favorable to the Company than the Confidentiality Agreement, unless the Company already has an executed confidentiality agreement in place with such Person. In addition, notwithstanding the foregoing, prior to the obtaining the Required Stockholder Vote, the Company may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that failure to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable Law, not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to lead to, a Superior Proposal, that did not, in each case, result from a breach by the Company of this Section 7.5; provided, however, that if the Company waives any standstill or similar provision with respect to any Person, then the terms of any standstill or similar provision in the Confidentiality Agreement shall be waived.
(iii)    For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal, which did not result from or arise in connection with a breach of this Section 7.5, made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and Company Subsidiaries, taken as a whole and that (i) the Company Board determines in good faith after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel to be more favorable from a financial point of view (including potential tax benefits) and on an overall basis, including the likelihood of consummation, to the Company’s stockholders than the Merger (after taking into account all terms and conditions of such proposal and of this Agreement, including (1) any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise, including pursuant to Section 7.5(b)(ii) or (iii), (2) whether the proposal is reasonably capable of being completed by such Third Party (taking into account, among other things, the expectation of obtaining required regulatory approvals) and (3) if financing is required, whether such financing is reasonably available to the Third Party).
(h)    (i)    Except as set forth in this Section 7.5, until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (x) (A) withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Purchaser, the Company Board Recommendation, (B) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within five (5) business days of the commencement of such offer, (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.5) (including those that require or are reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions) (any of the foregoing, an “Acquisition Agreement”).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable Law, the Company Board may at any time prior to obtaining the Required Stockholder Vote if an event, fact, development, circumstance or occurrence that affects the business, assets or operations of the Company or its Subsidiaries that was not known to the Company as of the date hereof (or, if known, the consequences of which are not known to the Company Board as of the date hereof) becomes known by the Company Board after the date hereof or the material consequences thereof become known to the Company Board after the date hereof and prior to obtaining the Required Stockholder Vote, effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation unless the Company shall have provided prior written notice to Parent at least four (4) calendar days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such four (4) calendar day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary; and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this Section 7.5(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 7.5(b)(iii)).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Stockholder Vote, the Company Board may in response to an unsolicited Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from or arise in connection with a breach of this Section 7.5, (A) make a Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal (after giving effect to all of the adjustments to this Agreement which may be offered by Parent during the Notice Period), that failure to make such Change in Recommendation would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable Law, or (B) cause the Company to terminate this Agreement pursuant to Section 9.1(g) in order to, concurrently with such termination, enter into a definitive agreement with respect to such Superior Proposal if the Company Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of the receipt of such Superior Proposal, that failure to so terminate this Agreement would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable Law; provided, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless concurrently with such termination the Company pays by wire transfer of immediately available funds the Termination Fee in accordance with Section 9.1(g); provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.5(b)(iii) unless (x) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, and (y) Parent does not, within four (4) calendar days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined by the Company Board, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, the Company shall, if so requested by Parent, negotiate in good faith, and cause its financial and legal advisors to negotiate in good faith, with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement), it being further understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require the delivery to Parent of a new Notice of Superior Proposal and a new Notice Period.
(i)    The Company shall promptly (and in any event within 48 hours advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company could reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes or material updates thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry).
(j)    Nothing contained in this Section 7.5 shall prohibit the Company or the Company Board from (i) making any disclosure to the holders of Company Shares if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure could reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable Law (provided that each such disclosure shall include a public reaffirmation of the Company Board Recommendation), or (ii) taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a Third Party as contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that (x) any such disclosure, if the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication, or (y) any “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall not be deemed to be a Change in Recommendation; provided, further that this Section 7.5(d) shall not be deemed to permit the Company’s Board or any committee thereof to make a Change in Recommendation except as expressly permitted by Section 7.5(d).
7.6    Employee Benefits Matters.
(a)    If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Plan to adopt), at least five (5) business days prior to the Effective Time, resolutions terminating any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.
(b)    During the period commencing at the Effective Time and ending on the date that is the first anniversary of the Effective Time (or, if earlier, the date of the Continuing Employee’s termination of employment), the Company, the Surviving Corporation, Parent and/or their respective subsidiaries, as applicable, shall provide each Continuing Employee with (i) an annual base salary (for salaried employees) or base hourly pay rate (for hourly employees) that are no less than the base salary or base hourly pay rate, as applicable, that are provided to such Continuing Employee immediately prior to the date hereof, and (ii) defined contribution retirement benefits and welfare benefits (excluding severance) that are no less than the defined contribution retirement benefits and welfare benefits that are provided to such Continuing Employee immediately prior to the date hereof, provided that this undertaking shall not obligate Parent to continue the employment of such Continuing Employees for any period following the Effective Time, and such Continuing Employees may be terminated by Parent at any time (except to the extent otherwise restricted by Law and subject to any contractual arrangements between the Company and any individual employee, as in effect on the date hereof).
(c)    For purposes of vesting, eligibility and levels of benefits (but not benefit accrual under any defined benefit plan, retiree medical plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under any employee benefit plan maintained by Parent, the Company, the Surviving Corporation or any of their respective subsidiaries in which Company Employees are eligible to participate following the Effective Time (each, an “Eligible Plan”), Parent will credit (or cause to be credited) each Continuing Employee with his or her years of service with the Company before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will, subject in each case to receipt of any required consent of the applicable Plan provider, cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Eligible Plans, (ii) for purposes of each Eligible Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Eligible Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Plans in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Eligible Plan.
(d)    Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms, the individual agreements listed on Section 7.6(d) of the Disclosure Schedule following the Effective Time.
(e)    On the first payroll date in the month following the month in which the Merger Closing Date occurs (provided that such date shall not be sooner than the first payroll date in January 2015), Parent shall, or shall cause the Surviving Corporation to, pay a cash bonus to each Continuing Employee who remains on the Company’s payroll as of the Merger Closing Date and is a participant in the Company’s Incentive Bonus Plan equal to a prorated portion of each such Continuing Employee’s annual target bonus in effect as of immediately prior to the Effective Time, less applicable deductions and withholdings.
(f)    Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any employee or service provider program or arrangement of Parent or any of its subsidiaries (including any Plan of the Company prior to the Effective Time), or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Plan of the Company prior to the Effective Time).
7.7    Directors’ and Officers’ Indemnification and Insurance.
(i)    From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any present and former director, officer, employee, fiduciary or agent of the Company and any Company Subsidiary (the “Indemnification Agreements”) (and all other indemnification agreements of the Company that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents) as in effect immediately prior to the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.
(j)    Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligation under this Section 7.7(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the Effective Time, the Company may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 7.7(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to Section 7.7(b).
(k)    The rights of each Indemnified Person under this Section 7.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
(l)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.7.
7.8    Anti-Takeover Statutes. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.
7.9    Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser in writing of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 8.2(a) would not, or would reasonably not be expected to, be satisfied, or such that the consummation of the Transactions is expected to be materially delayed or (x) any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 8.2(b) would not, or would reasonably not be expected to, be satisfied, or such that the consummation of the Transactions is expected to be materially delayed; (ii) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) other than as disclosed pursuant to Section 7.10, any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiaries or Parent and any of its affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Purchaser contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Purchaser to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the conditions set forth in Section 8.3(a) and Section 8.3(b) would not, or would reasonably be expected to, be satisfied, or such that the consummation of the Transactions is expected to be materially delayed.
7.10    Litigation. Each party hereto shall promptly notify the other parties of any action, suit, proceeding or investigation that shall be instituted or threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transaction. Each party hereto shall promptly notify the others of any new action, suit, proceeding or investigation that is instituted or threatened in writing against the Company, any of the Company Subsidiaries, Purchaser or Parent, as the case may be, that would have been listed in Section 4.9 of the Disclosure Schedule or otherwise disclosed, if such action, suit, proceeding or investigation had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to this Agreement or the Transactions. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement or the Transactions, without the prior written consent of Parent; provided, further, that after receipt of the Required Stockholder Vote, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved stockholder litigation related to this Agreement, the Merger or the other Transactions, in accordance with Parent’s direction, except that in no event shall the Company be required to agree to any such settlement that would require the Company or any of the Company Subsidiaries to take or refrain from taking any action, or to pay any amount, prior to the Merger Closing.
7.11    Consents and Approvals.
(r)    The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (x) prepare and file all necessary documentation and (y) effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act, as more specifically addressed in Section 7.12) and (z) obtain all permits, consents, waiting period expiration or terminations, approvals and authorizations of all third parties and Governmental Authorities that are necessary and reasonably deemed advisable by both parties to consummate the Transactions, including those set forth on Section 4.5(b) of the Disclosure Schedule, the CFIUS Approval and notice to the U.S. State Department, Directorate for Defense Trade Controls under ITAR, relating to this Agreement and the Transactions. The Company shall also use its reasonable best efforts to obtain all consents required to be listed on Section 4.5(a) of the Disclosure Schedule. The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expiration or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.
(s)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.
(t)    This Section 7.11 is subject to, in all respects, the provisions of Section 7.12(b) below.
7.12    HSR Act Filing, International Antitrust Notifications and Other Governmental Approvals and Notices.
(j)    As promptly as reasonably possible after the date of this Agreement and in any event within fifteen (15) business days, if required by any Law, each of Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act and its implementing regulations to, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger and the other Transactions pursuant to this Agreement. As promptly as reasonably possible after the date of this Agreement, and in any event within fifteen (15) business days, each of the Company and Parent shall file an antitrust notification in any other jurisdiction if required by any Law, including as set forth on Section 4.5(b) of the Disclosure Schedule. For the avoidance of doubt, if only one antitrust notification is required in a jurisdiction, Parent shall be responsible for making such filing as promptly as reasonable possible after the date of this Agreement, and in any event within fifteen (15) business days. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by any of them pursuant to the HSR Act or any other antitrust or related Law in connection with such filings. To the extent permitted by Law, each of Parent and the Company shall consult in advance and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other antitrust Law. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable law, each party hereto will permit authorized representatives of the other parties to attend any meeting, communication, or conference with any Governmental Authority in connection with such proceedings under or relating to the HSR Act or any foreign or other antitrust Law. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.12 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(k)    Subject to applicable confidentiality restrictions or restrictions required by Law, Parent and Company will notify the other promptly upon the receipt of (i) any comments, questions, or requests for information or documents from any Governmental Authority in connection with any filings made pursuant to Section 7.12(a) or the transactions contemplated by this Agreement and (ii) any request by any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section, or whenever a Governmental Authority requests information or documents related to the transactions contemplated by this Agreement, each party hereto will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Authority such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party hereto shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority relating to the transactions contemplated by this Agreement. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.12 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both parties. Subject to applicable Law, the parties hereto will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party.
(l)    Each of the parties hereto shall exercise reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the CFIUS Approval, including (i) within fifteen (15) business days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five (5) business days of CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and in the case of Parent and Purchaser the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the transactions contemplated hereby, (iii) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law, comply with any request received by any of them or any of their respective subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iv) ensure that any information furnished in respect of this Section 7.12(c) is true, complete and correct in all material respects and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under the Exon-Florio Amendment with respect to any such filing or any such transaction. Each party hereto shall use reasonable best efforts to furnish to each other party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, each party hereto shall promptly inform the other parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the Exon-Florio Amendment. Without limiting the foregoing, each of Parent and the Company shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Approval (“Mitigation Measure”); provided, however, that Parent shall not be required to agree to any Mitigation Measure that is not conditioned upon consummation of the Merger. Provided, further, that Company shall not agree to or undertake any Mitigation Measure without the express prior consent of Parent.
7.13    Rule 16b-3. Prior to the Effective Time, the Company shall take all such actions as may be required to cause the transactions contemplated by Section 3.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14    Delisting. The Company shall use its reasonable best efforts to take, or cause to be taken, and each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable under applicable Law and the rules and policies of the Nasdaq Stock Market LLC, to (i) delist the Company Common Stock from the Nasdaq Stock Market LLC and (ii) to terminate the registration of the Company Common Stock under the Exchange Act as promptly as practicable (including any derivative securities of such equity securities); provided, that such delisting or termination shall not be effective until after the Effective Time.
7.15    Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions. To the extent permitted by applicable Law, the Company hereby agrees to (and hereby agrees to cause its subsidiaries and the Representatives of the Company and its subsidiaries to), (i) provide to Parent and Purchaser, and use reasonable best efforts to cause the Representatives of the Company and the Company subsidiaries to provide, all financial information regarding the Company and the Company subsidiaries that Parent and Purchaser may reasonably request, including unaudited and audited balance sheets and related statements of income and cash flows and information reasonably required to assist in the preparation of pro forma financial statements by Parent and Purchaser and (ii) provide all documentation and other information that Parent and Purchaser may reasonably request to permit the consummation of the Transactions.
7.16    Public Announcements.
(a)    No press release or public announcement, statement or disclosure concerning the Merger or any other Transaction shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (x) as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange or any court process, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (y) in connection with any actions by the Company or the Company Board expressly permitted by Section 7.5(d).
(b)    Prior to making any material or broadly disseminated written or material oral communication to the directors, officers or employees of the Company or any of the Company Subsidiaries (or to a particular class of employees of the Company) pertaining to compensation or benefits matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication.
7.17    Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

7.18    Transaction Expenses. The Company shall pay all of its transaction expenses relating to the negotiation and consummation of the Transactions contemplated by this Agreement, as owed by it prior to the Effective Time.
7.19    Other Operational Covenants. Prior to the Effective Time, Parent and Purchaser shall not, and shall cause their Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions.

8.	Conditions to the Merger.
8.1    Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(f)    The Required Stockholder Vote shall have been obtained;
(g)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger; provided, however, that each of the parties hereto shall use their reasonable best efforts to have any such Order vacated; and
(h)    (i) Any applicable waiting period (and any extensions thereof) under the HSR Act and the approvals or clearances applicable to the consummation of the Merger under the foreign antitrust laws set forth in Section 4.5(b) of the Disclosure Schedule shall have expired, or been terminated or obtained, as applicable, (ii) the CFIUS Approval shall have been obtained, and (iii) the 60-day pre-notification period under ITAR shall have expired or been earlier concluded or shortened by the U.S. State Department, Directorate for Defense Trade Controls (DTCC), relating to this Agreement and the Transactions.
8.2    Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(e)    (i) The representations and warranties of the Company set forth in this Agreement (other than Sections 4.1(a), 4.3(a), 4.3(b), 4.3(c), 4.4(a), 4.4(b) and 4.19), shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) any representation or warranty of the Company set forth in Sections 4.3(b) and 4.3(c) shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects as of the date of such representation and warranty (which for purposes hereof shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all material respects, so long as any inaccuracy or combination of inaccuracies in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Purchaser in connection with the Transactions by more than $1,000,000), and (iii) any representation or warranty of the Company set forth in Sections 4.1(a), 4.3(a), 4.4(a), 4.4(b) or 4.19 shall be true and correct in all respects as of immediately prior to the Effective Time as though made on or as of such date;
(f)    The Company shall have complied with or performed in all material respects the covenants, obligations or agreements of the Company under this Agreement and such failure shall not have been cured;
(g)    No Effect since the date hereof shall have occurred and be continuing that has had, or is reasonably likely to have, a Material Adverse Effect; and
(h)    The Company shall have furnished Parent with a certificate dated as of the date of determination signed on its behalf by any of the Company’s chairman of the board of directors or its chief executive officer or such other officer serving in such capacity to the effect that the conditions set forth in clauses (a) and (b) of this Section 8.2 shall have been satisfied.
8.3    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(q)    The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure to be so true and correct would not reasonably be expected to prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions;

(r)    Parent and Purchaser shall have complied with or performed in all material respects the covenants, obligations or agreements of Parent and Purchaser under this Agreement and such failure shall not have been cured; and
(s)    The Parent shall have furnished Company with a certificate dated as of the date of determination signed on its behalf by any of the Parent’s chairman of the board of directors or its chief executive officer or such other officer serving in such capacity to the effect that the conditions set forth in clauses (a) and (b) of this Section 8.3 shall have been satisfied.

9.	Termination.
9.1    Termination. This Agreement may be terminated and Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Transactions by the stockholders of the Company:
(i)    By mutual written consent of Parent and the Company; or
(j)    By any of Parent, Purchaser or the Company, if:
(iv)    the Effective Time shall not have occurred on or before the date that is four (4) months following the date hereof; provided, however, that such date shall be automatically extended an additional four (4) months if all of the conditions to the Merger set forth in Article 8 (other than Section 8.1(c)) shall have been satisfied or waived pursuant to the terms hereof as of the initial Outside Date (prior to such extension, “Outside Date” shall mean December 22, 2014, and from and after such extension, “Outside Date” shall mean April 22, 2015); provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure of such acceptance to occur on or before such date;
(v)    any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other Law that (x) makes acceptance for payment of, or payment for, the Company Shares or consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Purchaser and the Company from consummating the Merger, and, in each case, such order, injunction, judgment, judicial decision, decree or ruling or Law shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction, judgment, judicial decision, decree or ruling avoided or lifted; or
(vi)    CFIUS shall have notified the parties that it intends to recommend that the President disapprove, block, or deny approval to the Merger; or
(k)    By either Parent or Purchaser, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 8.2(a) or (b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Purchaser may not terminate the Agreement pursuant to this Section 9.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or
(l)    By either Parent or Purchaser, if following the execution and delivery of this Agreement, there shall have occurred a Material Adverse Effect that is continuing (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect); or
(m)    By either Parent or Purchaser, if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation (whether or not in compliance with Section 7.5); (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal; or (B) approve or recommend, or enter into or allow the Company or any of the Company Subsidiaries to enter into, a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal; (iii) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation, without any conditions attached thereto, or failed to recommend that the Company’s shareholders reject any publicly announced tender offer or exchange offer and not tender their Company Shares into such tender offer or exchange offer within five (5) business days after the commencement of a tender or exchange offer or public announcement or public notice of an Acquisition Proposal from a Third Party after written request from Parent to do so; (iv) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement); or (vi) the Company or the Company Board shall publicly propose to do any of the actions specified in clauses (i), (ii), (iii), or (iv) of this Section 9.1(e); or
(n)    By the Company, if there is an inaccuracy in the Parent’s or Purchasers representations herein, or a breach by Parent or Purchaser of its covenants herein, in either case such that the conditions set forth in Sections 8.3(a) or (b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 9.1(f) (x) prior to such date if Parent and Purchaser are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; or
(o)    By the Company in accordance with Section 7.5(b)(iii), but only if the Company shall have complied with its obligations under Section 7.5 and is otherwise permitted to accept the applicable Superior Proposal pursuant to Section 7.5(b)(iii), provided that the Company, concurrently with such termination, (x) enters into the definitive agreement providing for the implementation of such Superior Proposal and (y) pays the Termination Fee to Parent in accordance with the applicable provisions of Section 9.3; or
(p)    By Parent, Purchaser or the Company, if the Stockholders’ Meeting shall have been held and completed, and approval and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure to obtain such approval and adoption of the stockholders.
9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Purchaser, the Company or their respective officers, directors, stockholders, or affiliates; provided, that, (a) Section 7.4(b) (Confidentiality), Section 7.16 (Public Announcements), Section 9.3 (Fees), Section 10 (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall not relieve any party from liability for any fraud or willful breach of its representations or warranties or covenants hereunder. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties. For the purpose hereof, the term “willful breach” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.
9.3    Fees and Expenses.
(k)    In the event that this Agreement is terminated:
(i)    by Parent, Purchaser or the Company pursuant to Section 9.1(b)(i) or Section 9.1(h), so long as, (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date hereof and prior to such termination, and (y) within 12 months after such termination (A) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (with all references to 20% in the definition thereof being treated as references to 50.1% for purposes of this Section 9.3(a));
(ii)    by Parent or Purchaser pursuant to Section 9.1(e);
(iii)    by the Company pursuant to Section 9.1(g); or
(iv)    by Parent or the Company pursuant to Section 9.1(c) if the Company is then in material breach of its covenants or agreements, so long as in each case, (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date hereof and prior to such termination, and (y) within 12 months after such termination (A) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal

is consummated (with all references to 20% in the definition thereof being treated as references to 50.1% for purposes of this Section 9.3(a)).
then, in any such event, the Company shall pay Parent the Termination Fee, which amount shall be payable by wire transfer of immediately available funds. The Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than two (2) business days) following the first to occur of the events giving rise to the obligation to make such payment, (y) in the circumstances described in clause (ii) above, within four (4) business days of the termination, and (z) in the circumstances described in clause (iii) above, concurrently with and as a condition to the termination.
(l)    In the event this Agreement is terminated by Parent or Purchaser pursuant to Section 9.1(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) business days of the Company’s receipt of a detailed written itemization of Parent’s Expenses, Expenses actually incurred by Parent and/or Purchaser on or prior to the termination of this Agreement; provided, however, that in no event shall the total Expenses to be paid by the Company to Parent exceed one and a half million dollars ($1,500,000) (the “Expense Cap”).
(m)    In the event this Agreement is terminated by the Company pursuant to Section 9.1(f), then Parent shall pay, or cause to be paid, to the Company (by wire transfer of immediately available funds), within five (5) business days of Parent’s receipt of a detailed written itemization of the Company’s Expenses, Expenses actually incurred by the Company on or prior to the termination of this Agreement; provided, however, that in no event shall the total Expenses to be paid by Parent to the Company exceed the Expense Cap.
(n)    [RESERVED]
(o)    Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. For the avoidance of doubt, Parent and Purchaser shall be responsible for the payment of all antitrust filing fees, including the filing fee under the HSR Act; provided, in the event this Agreement is terminated by Parent or Purchaser pursuant to Section 9.1(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) business days of such termination, such filing fees.
(p)    Notwithstanding anything to the contrary in this Agreement, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its affiliates that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 9.3 are an integral part of the Transactions, and that, without such provisions, the Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 9.3 and, in order to obtain such payment, Parent or Purchaser commences a suit that results in a judgment against the Company for the amounts set forth in Section 9.3 or any portion thereof, the Company shall pay to the Parent or Purchaser its reasonable and documented out of pocket costs and expenses (including attorney’s fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
(q)    Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s receipt of payment of the Termination Fee and Expenses pursuant to this Section 9.3 (plus, in the case the Termination Fee is not timely paid, the amounts described in the second sentence of Section 9.3(c)), in circumstances in which the Termination Fee and/or Expenses are payable, shall constitute the sole and exclusive monetary remedy of Parent and Purchaser and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or affiliates (the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Termination Fee and/or Expenses to Parent pursuant to this Section 9.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions, other than as a result of fraud; provided, however, this Section 9.5(g) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 10.6 prior to the termination of this Agreement in accordance with its terms. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee and/or Expenses on more than one occasion.

10.	General Provisions.
10.1    No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Purchaser contained in this Agreement shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.
10.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), faxed (notice deemed given upon electronic confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):
if to Parent or Purchaser:
Murata Electronics North America, Inc.
2200 Lake Park Drive
Smyrna, Georgia 30080
Facsimile: (770) 433-7606
Attention: Legal Department
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower 41st Floor,
9-10, Roppongi 1-chome, Minato-ku, Tokyo
106-0032 Japan
Facsimile No: (+81) 3-5562-6200
Attention: David A. Sneider, Esq.
and
Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Facsimile No: 1(310) 407-7502
Attention: Daniel Clivner, Esq.
if to the Company:
Peregrine Semiconductor Corporation
9380 Carroll Park Drive
San Diego, CA 92121
Facsimile No: (858) 731-9499
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Road, Suite 200
San Diego, CA 92130
Facsimile No: (877) 880-0686
Attention: Gari Cheever, Esq. / Ilan Lovinsky, Esq.
10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
10.4    Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (other than Section 7 thereof) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including Section 7 of the Confidentiality Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights hereunder to any wholly owned Subsidiary of Parent so long as Parent and Purchaser remain liable for all of the obligations contemplated under this Agreement.
10.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (i) following the Effective Time, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options and other convertible securities to receive payment pursuant to Section 3.7, and (ii) after the Effective Time, Section 7.7 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
10.6    Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof without posting a bond or undertaking, in addition to any other remedy at law or equity.
10.7    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
10.8    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.
10.9    General Interpretation.
(m)    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(n)    Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(o)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(p)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(q)    The phrase “made available to Parent” when used herein, shall mean that the subject documents were uploaded to the electronic data room maintained by the Company prior to the execution of this Agreement or were otherwise provided to Parent.
10.10    Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that, in the event that this Agreement has been adopted by the stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of the stockholders of the Company under Delaware Law or the rules of the Nasdaq Stock Market LLC, without such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
10.11    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto,

(b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
10.12    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MURATA ELECTRONICS NORTH AMERICA, INC.

By:    /s/ Yoshitaka Fujita
Name:   Yoshitaka Fujita
Title: Director

[Signature Page to Agreement and Plan of Merger]

PJ FALCON ACQUISITION COMPANY, LIMITED

By:    /s/ David M. Kirk
Name: David M. Kirk
Title: President

[Signature Page to Agreement and Plan of Merger]

PEREGRINE SEMICONDUCTOR CORPORATION

By: /s/ James S. Cable
Name: James S. Cable, Ph.D.
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]